EXHIBIT 10.17.2

上海浦东发展银行
SHANGHAI PUDONG DEVELOPMENT BANK	Agreement for Establishment of Bank Payable Bills

Agreement for Establishment of Bank Payable Bills*

To:                        Sub-branch of                                             Branch of Shanghai Pudong Development Bank       Number: CD76012008083584

Client Name:	Henan Gerui Composite Material Stock Co., Ltd.	Date of Application:	Oct. 14, 2008
Address:	1 Xinzheng Shuanghu Economic Development Zone	Contact Person of Client	Hairong Cao
Telephone:	0371-62566757	Contact Person of Financing Bank: (Filled out by the Financing Bank)	Tao Jing
Fax:	0371-62566757
The Company hereby irrevocably applies to the bank for the establishment of bank payable bills in accordance with the undermentioned terms of this Agreement:
I. Important Provisions
☐This Agreement shall be signed as an auxiliary financing document of the “Financing Limit Agreement” (hereinafter referred to as the “Financing Limit Agreement”) with a document number of           .  After entry of force of this Agreement, all of the terms under this Agreement shall become part of the Financing Limit Agreement (If the Client has already signed a financing limit agreement with the financing bank, this item should be checked, and the document number of the financing limit agreement should be noted);

☐This Agreement shall be an independent credit document signed between the applicant and the financing bank (if the Client has not signed a financing limit agreement with the financing bank, this item should be checked).

II. Description of Bank Payable bills (If the financing agreement signed by the customer has provisions regarding the rate and penalty rate, the related columns of this Agreement may be omitted)
Drawer	See Attachment	Beneficiary	See Attachment
Account Number	See Attachment	Account Number	See Attachment
Paying Bank	See Attachment	Bank Name	See Attachment
Amount in words of Payable Bill	See Attachment	Payable Bill Number	See Attachment
Transferable	☐Yes ☐No
Date of Issuance		Due Date	See Attachment
Transaction Contract	(Fill out name, number, content of transaction contract) Oct. 1, 2008
Invoice	☐Already Provided □Provided Later	☐Value-added tax invoice ☐Sales tax invoice ☐General invoice ☐Other Invoice
Surcharge (Rate)	0.5‰	Penalty (Rate) for Bank Advance	0.5‰
Note: Annual interest rate or daily interest rate shall be noted for penalty rate.
III. Description of Guarantee (If the Financing Limit Agreement signed by the customer has provisions regarding the conditions of guarantee, the related columns of this Agreement may be omitted)
Guarantor: /	Method of Guarantee: ☐Mortgage; ☐Pledge; ☐Guarantee	Security Ratio: 100%

*	This form of agreement is also used for the following bank payable bills:
Bill in amount of RMB 10,000,000 valid from September 1, 2008 to March 1, 2009
Bill in amount of RMB 10,000,000 valid from October 14, 2008 to April 14, 2009

上海浦东发展银行
SHANGHAI PUDONG DEVELOPMENT BANK	Agreement for Establishment of Bank Payable Bills

IV. General Provisions
The Client hereby confirms that the following general provisions regarding establishment of bank payable bills have been read and agreed:
1. After the financing bank signs this Agreement, unless bank payable bills have been established in accordance with the provisions stipulated under this Agreement, the financing bank may cancel the promise of establishing bank payable bills as agreed in this Agreement at any time.
2. Submission of Documents  The Client guarantees that the following documents are submitted to the financing bank or the Client meets the corresponding conditions prior to the establishment of bank payable bills. However, the financing bank has no obligation to examine the truthfulness of these documents:
(1) Duplicate copies of the most recent Articles of Association and business license of the Client;
(2) The resolution of meeting of board of directors authorizing the Client to sign this Agreement and the relevant auxiliary financing documents (If the Articles of Association of the Client make limitation regarding the contract signing power of the legal representative);
(3) The power of attorney for the authorized representative of the Client and a signature sample of the authorized representative;
(4) This Agreement that is legally and effectively signed by the Client, the original copy or duplicate copy of the transaction contract verified by the Client, and that sufficient amount of security deposit has been paid in accordance with the provisions of this Agreement;
(5) If the bank payable bills under this Agreement has collateral, the collateral document should have already been signed and entered into force prior to the establishment of the bank payable bills;
(6) Other documents and/or conditions requested by the financing bank at times.
3. The Client hereby confirms that: Sufficient amount of security deposit shall be paid upon applying for establishment of payable bills. The security deposit and the resulting interests shall be used as the collateral for execution of this Agreement. Moreover, the Client agrees that the security deposit requires no signing of additional collateral document. The security deposit shall be possessed by the financing bank on the date of deposit into the exclusive account for the security deposit. The Client authorizes the financing bank to directly deduct the security deposit and the corresponding interests when the financing bank needs to make any payment for this Agreement.
4. Replenishment of Shortage  Irrespective the due date of the bank payable bills and whether the financing bank has been requested to pay the bank payable bills, the financing bank may request the Client to replenish the security deposit to 100% for the bank payable bills already established by the financing bank at any time. If the Client fails to timely replenish the security deposit as requested by the financing bank, 10% of the required replenishing amount of the security deposit shall be deemed as compensation to the financing bank as breach of contract by the Client. In case that the event leads to additional costs incurred on the financing bank, the incurred costs shall constitute to the advanced payment made by the financing bank. The Client shall immediately return the money and bear the penalty interest for advanced payment.
5. Taxation  Unless the laws require the Client to deduct the relevant taxations upon repayment of the financing, the repayment by the Client under this Agreement shall be paid in full amount without any deduction. In case that the Client must deduct the relevant taxations in accordance with the provisions of the laws, the Client shall pay additional money to the financing bank, allowing the money received by the financing bank equivalent to the amount that should be received by the financing bank without any deduction.
6. Declaration and Guarantee  The Client makes the following declarations and guarantees, and that the declarations and guarantees shall be deemed being restated by the Client when the financing bank provides financing in accordance with the provisions of this Agreement:

上海浦东发展银行
SHANGHAI PUDONG DEVELOPMENT BANK

(1) The Client is a company registered and established in accordance with the laws of China (excluding Hong Kong and Macau Special Administrative Regions and Taiwan; similarly hereinafter), has the right to sign this Agreement and any documents associated with this Agreement, and has taken the necessary company action, allowing this Agreement and any documents associated with this Agreement to be legal, effective, and compulsorily executable;
(2) When the Client signs this Agreement and executes its obligations stipulated under this Agreement, the Client shall not and will not violate any other signed contracts or documents, articles of association, any applicable laws, regulations, or administrative directives, and the related documents, ruling, and judgment of the concerning authorities and will not be in conflict with any previous arrangements or obligations borne by the Client;
(3) The Client and any of its shareholders and associated companies are not involved in any liquidation, bankruptcy, reorganization, being buy-out, merger, separation, restructuring, dissolution, shutdown, suspension of business or similar legal procedures with no occurrence of any situation that may lead to involvement of the aforementioned legal procedures;
(4) The Client is not involved in any economic, civil, criminal, administrative litigation procedures or similar arbitration proceedings that may lead to unfavorable impact, with no occurrence of any situation that may lead to involvement of the Client into the aforementioned litigations or similar arbitration proceedings;
(5) The legal representative, directors, supervisors, or other senior managerial personnel of the Client and any major assets of the Client are not involved in any compulsory execution, seizure, detainment, freezing, lien, or supervisory control, with no occurrence of any situation that may lead to involvement of the aforementioned situations;
(6) The Client guarantees that all the financial statements (if any) have met the requirements of Chinese laws. All reports and statements are truthful, complete, and fairly reflect the financial state of the Client. All the materials, documents, and information, including itself and the guarantor provided by the Client to the financing bank during signing and execution of this Agreement are truthful, valid, accurate and complete without any concealment or omission;
(7) The Client shall strictly abide by the provisions of the laws and regulations regarding its operation activities, shall strictly carry out all business operations according to the business license or the legally approved business scope, and shall timely complete the annual registration renewal procedure;
(8) The Client guarantees no inexistence of any situation or event that cause or may cause unfavorable impact to the ability of the Client executing the Agreement.
7. Promised items: The Client makes the following promises:
(1) The Client shall strictly observe and execute all the obligations stipulated under this Agreement;
(2) The Client shall timely repay the principal and interests of the financed fund and pay the corresponding fees. The Client shall process, receive, and abide by all the approvals, authorizations, registrations, and licensing required by the applicable laws and shall maintain their effectiveness, allowing the Client to legally sign and fulfill the obligations stipulated under this Agreement and any other documents associated with this Agreement. In case of request from the financing bank, the Client shall promptly provide the related proof;
(3) Within five working days of learning of its possible involvement in an economic, civil, criminal, administrative litigation procedures or similar arbitration proceedings that may lead to unfavorable impact or within five working days of learning of  its major assets are involved in any compulsory execution, seizure, detainment, freezing, lien, or supervisory control, the Client shall notify the financing bank in writing detailing the impact and the remedial measures taken or plan to be taken;
(4) Without a written approval from the financing bank, repayment of large amount of debts to a third party other than the financing bank or fulfillment of any guarantee liability is prohibited;
(5) Without a written approval from the financing bank, occurrence of any other large amount of debts or existing debts or setting or providing any form of collateral with first priority nature to any other debts for itself or any third party is prohibited. Starting from the signing date of this Agreement to the full repayment of all the debts under this Agreement, without a written approval from the financing bank, the Client shall not:

上海浦东发展银行
SHANGHAI PUDONG DEVELOPMENT BANK

a. undergo liquidation, reorganization, bankruptcy, being buy-out, merger, separation, restructuring, dissolution, shutdown, suspension of business, or similar legal procedures;
b. undergo sale, lease, donation, transfer or any other types of method of disposition of any of its major assets unless necessary to its day-to-day operations;
c. undergo any change in the structuring of share rights;
d. undergo signing of contract/agreement that may have major unfavorable impact to fulfill the obligations stipulated under this Agreement or bear any obligations that may have the same impact.
(6) When specific circumstances or specific changes have occurred to the collateral listed under this Agreement, the Client shall timely provides other collateral approved by the financing bank in accordance with the requirements of the financing bank. The specific circumstances or specific changes shall include but not limit to the suspension of production, termination of business, dissolution, temporary suspension of operation, revoke or suspension of business license, applying for or being requested for reorganization, bankruptcy, major changes in operation or financial situation, involvement in major legal proceeding or arbitration, and involvement of legal representative, directors, supervisor, and chief managerial personnel in legal proceedings, devaluation, possible devaluation, or seizure of the mortgage property or other property preservation measures, actions of breach of contract under collateral contract, and request for termination of collateral contract;
(7) With the request from the financing bank, the Client shall also undergo notarization of effective compulsory execution at a notarization office appointed by the financing bank. The Client shall bear the costs and shall voluntarily accept the compulsory execution;
(8) The Client shall notify the financing bank at any time for any event that may impact the ability of Client to fulfill its obligations stipulated under this Agreement or any documents associated with this Agreement.
8. Fees and Expenses  Unless the laws clearly stipulate that the taxed items are borne by the financing bank, the Client shall be responsible to bear any stamp tax duty and other taxations under this Agreement or any documents associated with this Agreement.
9. Penalty Interest  For any overdue payment by the Client, a daily penalty interest with the unpaid money (including unpaid interests) as basis shall be charged against the Client starting from the due date to the date of actual payment. The penalty interest shall be settled monthly and shall be compounded monthly.
10. Authorization of Repayment and Counterbalance  The Client hereby authorizes the financing bank to represent the Client using money (irrespective the types of currency) in any accounts opened in the financing bank to directly compensate the debts when any due debt is not paid, irrespective whether the debt belongs to the debts under this Agreement. This authorization is irrevocable. In case that currency conversion is involved, the financing bank may undergo conversion in accordance with the exchange rate determined by the financing bank. The Client shall bear the risk of exchange rate.
11. Proof of Debts  The financing bank shall maintain a set of accounting notes and vouchers related to the business activities concerning this Agreement on its accounting books in accordance to its general operational guidelines. Other than the obvious errors, the Client shall accept that the relevant records of the accounting notes and vouchers are the valid proof of the debts of the Client.
12. Breach of Contract: Any actions, such as violation of any declaration or guarantee of this Agreement by the Client or the declarations and guarantees are proved ambiguous, untruthful, missing, misleading, or already been violated, and/or violation or failure of execution of any promised items of this Agreement by the Client and/or violation of any provision of this Agreement by the Client, and/or occurrence of any incidence that may impact the safety of the loan of the financing bank, and/or violation of the provisions of the guarantee documents by the guarantor, shall constitute breach of contract by the Client regarding this Agreement. The financing bank shall have the right requesting the Client to immediately return any money or replenish the security deposit and may request the Client to compensate all the losses incurred on the financing bank, including attorney fees.

上海浦东发展银行
SHANGHAI PUDONG DEVELOPMENT BANK

13. Special Term for Group Client: When the client of this Agreement is a group client, the Client hereby agrees that: (1) The Client shall timely report any associated transactions over 10% of the net assets of the actual fiduciary, including: a. the relationships among all parties of the transaction; b. the items and nature of the transaction; c. the amount or the corresponding ratio of the transaction; d. pricing policy (including non-monetary or token transactions); (2) In case that the actual fiduciary has one of the followings, the Client shall be deemed breach of contract, and the financing bank shall have the right to unilaterally cancel the remaining unused credit with recovery of part or all of the used credits or request the Client to pay up to 100% of security deposit: a. providing false materials or concealing important operation and financial facts; b. arbitrarily altering the purpose of use of credit without approval from the financing bank; embezzling the credit or using the bank credit to undergo unlawful and illegal transactions; c. using a fake contract with receivable notes and account receivables that have no actual trade context with an associated party to discount for cash or pledge from bank; d. refusing to accept supervision and inspection from the financing bank regarding the state of utilization of credit and the related operation and financial activities; e. occurrence of major merger, buy-out, and restructuring deemed by the financing bank as possible threat to the safety of credit; f. intentional evasion of bank creditor’s rights through associated transactions.
14. Other Agreed Terms:
15. Applicable Laws and Judicial Jurisdiction  The laws of the People’s Republic of China (excluding Hong Kong and Macau Special Administrative Regions and Taiwan) shall be applicable for this Agreement and shall be interpreted by the laws. All disputes in connection with this Agreement of the execution thereof shall be governed by the local People’s Court of the financing bank, which possesses non-exclusive judicial jurisdiction.
16. Place for Delivery of Litigation  The Client confirms that the delivery of the legal documents, such as subpoena and notices, issued during the process of any legal proceedings that may have occurred regarding this Agreement shall be deemed delivered upon delivery to the address listed at the beginning of this Agreement. In case that the financing bank is not notified in advance for any change of the aforementioned address, the change shall be ineffective to the financing bank.
17. Severability of Articles  In case that certain article or part of an article of this Contract is deemed invalid, illegal, or unenforceable, the invalid article or the invalid part shall not impact the effectiveness, legality, and enforceability of other articles of this Agreement.
18. Within the effective period of this Agreement, the moratorium or delayed action granted by the financing bank to the Client for any breach of contract or other actions shall not harm, impact, or restrict all the rights, interests, and benefits enjoyed by the financing bank as a creditor in accordance with the laws and the provisions of this Agreement and shall not be deemed as approval from the financing bank regarding the act of breach of contract by the Client. Furthermore, it shall not be deemed as forfeit of right undergoing legal action against the Client regarding the present or future act of breach of contract.
19. Consistency with the Financing Limit Agreement  In case that a discrepancy exists between the Financing Limit Agreement (If present, it shall include the effective changes made at times) and this Agreement, the provisions of this Agreement shall prevail.
20. Signing  This Agreement is made out in four original copies, with the Client holding one copy and the financing bank holding three other copies, which shall come into force upon signing and affixing of seal by the legal representative/responsible person or authorized representative of both parties and starting on the day of application.

上海浦东发展银行
SHANGHAI PUDONG DEVELOPMENT BANK	Agreement for Establishment of Bank Payable Bills

Signing Column
Both parties confirm that, upon signing of this Agreement, both parties have undergone detailed explanation regarding all the provisions and that both parties have no objection regarding all the terms stipulated under this Agreement. Moreover, the legal meaning of the provisions related to the rights and obligations and limits of liabilities of all parties, or escape clauses are accurately and fully understood.

Client (Official Seal): Henan Gerui Composite Material Stock Co., Ltd. Legal Representative (Signature or Seal) or Authorized Representative: Mingwang Lu (Seal)
Financing Bank (Official Seal): Special Finance Contract Seal of Zhengzhou Branch of Shanghai Pudong Development Bank

Responsible Person (Signature or Seal)
or Authorized Representative: Xuan Hu (Seal)

This Attachment is a supplement to “Establishment of Bank Payable Bills Agreement” (Agreement Number; CD7601200888) of Shanghai Pudong Development Bank. Two payable bills have been issued with a total amount of ten million Yuan, with ten million Yuan of security deposit, zero Yuan of credit exposure, and zero Yuan of order pledge. The constituents of the bank payable bills referred to by this Agreement are as follows:
Full Name of Client: See left bottom corner for the official seal of the Client    Paying Bank: Banking Department of Zhengzhou Branch of Shanghai Pudong Development Bank    Account No.: 65976090154500000417
No.	Amount (Yuan)	Beneficiary’s Account No.	Beneficiary’s Name	Bank Number of Beneficiary’s Bank	Bank Name of Beneficiary’s Bank	Issuance Date of Payable Bill (yyyy/mm/dd)	Due Date of Payable Bill (yyyy/mm/dd)	Payable Bill No.
0001	5000000	65276030154500000391	Zhengzhou No. 2 Steel Co., Ltd.		Zhengzhou Da Sub-Branch of Shanghai Pudong Development Bank	Oct. 16, 2008	Apr. 16, 2009
0002	5000000	65276030154500000391	Zhengzhou No. 2 Steel Co., Ltd.		Zhengzhou Da Sub-Branch of Shanghai Pudong Development Bank	Oct. 16, 2008	Apr. 16, 2009

Client (Official Seal):                                           Henan Gerui Composite Material Stock Co., Ltd.
Legal Representative or Authorized Representative (Signature or Seal): Mingwang Lu (Seal)
Financing Bank (Official Seal): Special Finance Contract Seal of Zhengzhou Branch of Shanghai Pudong Development Bank
Responsible Person or Authorized Representative (Signature or Seal): Xuan Hu (Seal)